U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported: September 1, 2017

Commission file number: 333-206839

HEALTH-RIGHT DISCOVERIES, INC.

(Exact name of registrant as specified in its charter)

Florida	45-3588650
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

18851 NE 29th Avenue, Suite 700, Aventura, Florida 33180

(Address of Principal Executive Offices)

(305) 705-3247

(Registrant’s telephone number, including area code)

(Former name or address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Unless the context otherwise requires, all references in this Current Report on Form 8-K report to “HRD,” “Health-Right,” “the Company,” “we,” “our” and “us” refers to Health-Right Discoveries, Inc.

Item 1.01	Entry into a Material Definitive Agreement

On September 1, 2017, effective as of August 17, 2017 (the “Execution Date”), Health-Right entered into a definitive securities purchase agreement (the “Purchase Agreement”) to acquire all the outstanding common stock of Common Compounds, Inc., an Arkansas corporation and all the outstanding limited liability company membership interests of EXpharmaRX, LLC, an Arkansas limited liability company (collectively, “CCI”) from Hunter Burroughs, the sole owner of CCI (the “Shareholder”).

The Purchase Agreement provides for a purchase price of (a) $6,100,000 in cash (the “Cash Purchase Price”); and (b) 1,751,580 “restricted” shares of HRD’s common stock (the “HRD Shares,” and together with the Cash Purchase Price, collectively, the “Purchase Price”). The Purchase Price is subject to adjustment for any increases or decreases in working capital between the Execution Date and the date of closing (the “Closing Date”). The Purchase Price is payable on the Closing Date by Health-Right (a) paying the Cash Purchase Price to the Shareholder by wire transfer, subject to any closing adjustments as set forth in the Purchase Agreement; (b) issuing the HRD Shares to the Shareholder; and (c) executing and delivering to the Shareholder a convertible promissory note for the balance of the Cash Purchase Price (the “Note”).

The Note, which will not bear interest, will be payable in five equal annual installments of $500,000 on the first, second, third, fourth and fifth anniversaries of the of the Closing Date (each a “Due Date”), which installments will be reduced to $377,400 each (with a corresponding reduction in the Cash Purchase Price), if CCI fails to meet certain agreed upon financial targets for the years ending December 31, 2017 and 2018. Upon each Due Date, the Shareholder, at his sole option, may elect to convert the annual installment then due under the Note, into HRD Shares at a conversion price equal to 50% of “fair market value,” which shall be defined as the average closing price for the HRD Shares on the principal market on which they are traded during the thirty (30) trading days prior to the applicable Due Date, provided, further, that (a) the conversion price shall not be lower than $2.00 per HRD Share, subject to adjustment for stock splits, stock dividends and similar recapitalization events; and (b) in the event such conversion price as so adjusted is lower than $2.00 per HRD Share, the installment payable upon such due date may not be converted into HRD Shares without written agreement between the Company and the Shareholder.

Pursuant to the Purchase Agreement, closing of the transaction is subject to satisfaction of customary closing conditions.

Founded in 2010 and based in Bentonville, Arkansas, CCI offers in-office ancillary opportunities and third party billing to physicians and clinics. CCI focuses on providing innovative and quality products that physicians can confidently dispense or administer directly from their own office. CCI has pioneered a niche for physicians’ in-care and treatment of their patients by generating a turn-key system that allows physicians to:

●	Increase workmen’s compensation (WC) patient flow for the physician or clinic;
●	Treat WC patients with non-narcotic medications;
●	Increase profit for the physician or clinic;
●	Provide specialized billers dedicated to physicians and their success;
●	Provide the physician or clinic with third party electronic billing while minimizing involvement of the physician’s current staff, allowing them to remain focused on patient care; and
●	Provide the physician or clinic with a variety of oral medications that allow for increased product distribution by the physician or clinic with the goal of maximizing profits per patient.

Through CCI’s proprietary electronic billing system, physicians and clinics are able to collect on WC claims at or near the Average Wholesale Price (AWP). Accordingly, CCI provides a low-cost, low-risk win/win service for physicians and clinics, with the belief that there remains potential for significant growth in the marketplace.

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The above-summary of the terms of the proposed acquisition of CCI by Health-Right is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)          Exhibits

Exhibit Number	Description

10.1	Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH-RIGHT DISCOVERIES, INC.

Dated: September 5, 2017	By:	/s/ David Hopkins
David Hopkins, President
(Principal Executive, Financial and Accounting Officer)

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